Exhibit 99.1

NEWS RELEASE

Contact: Donna D’Amico	48 South Service Road
Melville, NY 11747
(631) 465-3600

PARK ELECTROCHEMICAL REPORTS FIRST QUARTER RESULTS

Melville, New York, June 26, 2008......Park Electrochemical Corp. (NYSE-PKE) reported sales of $59,800,000 for its 2009 fiscal year first quarter ended June 1, 2008 compared to sales of $57,077,000 for the first quarter of last year.

Park reported net earnings of $7,557,000 for the first quarter ended June 1, 2008 compared to net earnings of $7,411,000 for last year’s first quarter. Park’s basic and diluted earnings per share were $0.37 for both the first quarter ended June 1, 2008 and last year’s first quarter.

The Company will conduct a conference call to discuss its financial results at 11:00 a.m. EDT today. Forward-looking and other material information may be discussed in this conference call. The conference call dial-in number is (866) 393-8397 and the required passcode is 53232503.

For those unable to listen to the call live, a conference call replay will be available from approximately 2:00 p.m. EDT today through 11:59 p.m. EDT on Monday, June 30, 2008. The conference call replay can be accessed by dialing (800) 642-1687 and entering passcode 53232503 or on the Company’s web site at www.parkelectro.com/investor/investor.html.

Any additional material financial or statistical data disclosed in the conference call will also be available at the time of the conference call on the Company’s web site at www.parkelectro.com/investor/investor.html.

Park Electrochemical Corp. is a global advanced materials company which develops and manufactures high-technology digital and RF/microwave printed circuit materials principally for the telecommunications and internet infrastructure and high-end computing markets and advanced composite materials, structures and components principally for the aerospace markets. Park’s core capabilities are in the areas of polymer chemistry formulation, coating technology and advanced composite structures and component design and fabrication. The Company’s manufacturing facilities are located in Singapore, China, France, Connecticut, New York, Kansas (under construction), Arizona, California and Washington.

Additional corporate information is available on the Company’s web site at www.parkelectro.com.

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The performance table (in thousands, except per share amounts–unaudited):

	13 Weeks Ended
	6/1/08	5/27/07
Sales	$59,800	$57,077
Net Earnings	$7,557	$7,411
Basic and Diluted Earnings Per Share:	$0.37	$0.37
Weighted Average Shares Outstanding:
Basic	20,366	20,206
Diluted	20,430	20,235

The comparative balance sheets (in thousands):

	6/1/08 (unaudited)	3/2/08
Assets
Current Assets
Cash and Marketable Securities	$214,308	$213,978
Accounts Receivable, Net	37,105	37,466
Inventories	15,275	14,049
Other Current Assets	5,423	5,546

Total Current Assets	272,111	271,039
Fixed Assets, Net	50,536	47,188
Other Assets	12,347	9,180

Total Assets	$334,994	$327,407

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts Payable	$12,909	$12,828
Accrued Liabilities	13,470	13,314
Income Taxes Payable	5,855	5,837

Total Current Liabilities	32,234	31,979
Deferred Income Taxes	4,851	4,851
Other Liabilities	4,132	4,224
Liabilities from Discontinued Operations	17,181	17,181

Total Liabilities	58,398	58,235
Stockholders’ Equity	276,596	269,172

Total Liabilities and Stockholders’ Equity	$334,994	$327,407

Equity Per Share	$13.53	$13.23

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Detailed operating information (in thousands - unaudited):

	13 Weeks Ended
	6/1/08	5/27/07

Net Sales	$59,800	$57,077
Cost of Sales	45,227	42,968
%	75.6%	75.3%
Gross Profit	14,573	14,109
%	24.4%	24.7%
Selling, General and Administrative Expenses	6,334	6,572
%	10.6%	11.5%
Earnings from Operations	8,239	7,537
%	13.8%	13.2%
Other Income	1,672	2,311
%	2.8%	4.1%
Earnings before Income Taxes	9,911	9,848
%	16.6%	17.3%
Income Tax Provision	2,354	2,437
Effective Tax Rate	23.8%	24.7%
Net Earnings	7,557	7,411
%	12.6%	13.0%

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